SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C. 20549



                              SCHEDULE 13G

                Under the Securities Exchange Act of 1934
                           (Amendment No. 11)


                          K-V Pharmaceutical Co.
                            (Name of Issuer)


                           Class B Common Stock
                     (Title of Class of Securities)


                                 482740107
                             (CUSIP Number)





*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") of otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                  (Continued on following pages)

                            Page 1 of 4  Pages

CUSIP NO. 482740107
                                    13G Page 2 of 4 Pages





1           NAME OF REPORTING PERSON
S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

OppenheimerFunds, Inc.
I.R.S. NO. 13-2527171
2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A
            GROUP*

A

B           X


3           SEC USE ONLY


4           CITIZENSHIP OR PLACE OF ORGANIZATION

            Colorado

                             NUMBER OF SHARES
                        BENEFICIALLY OWNED BY EACH
                                 REPORTING
                                  PERSON
                                   WITH
5           SOLE VOTING POWER
            0
6           SHARED VOTING POWER
            0
7           SOLE DISPOSITIVE POWER
            0
8           SHARED DISPOSITIVE POWER
            210,900
9           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
            210,900
10          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
            SHARES*

11          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
            4.67%
12          TYPE OF REPORTING PERSON*
IA                 *SEE INSTRUCTION BEFORE FILLING OUT!

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
Schedule 13G
Under the Securities Exchange Act of 1934


Item 1(a)     Name of Issuer:
              K-V Pharmaceutical Co.

Item 1(b)     Address of Issuer's Principal Executive Offices:
              2503 S. Hanley Road
              St. Louis, MO 63144

Item 2(a)     Name of Person Filing:
              OppenheimerFunds, Inc.

Item 2(b)     Address of Principal Business Office:
              Two World Trade Center, Suite 3400
              New York, New York 10048-0203

Item 2(c)     Citizenship:
              Inapplicable

Item 2(d)     Title of Class of Securities:
              Class B Common Stock

Item 2(e)     CUSIP Number:
              482740107

Item 3(e)       X  Investment Adviser registered under Section
                   203 of the Investment Advisers Act of 1940

Item 4(a)      Amount Beneficially Owned:  210,900 shares

Item 4(b)      Percent of Class:  4.67%

Item 4(c)(i)   Sole Power to vote or to direct the vote -  0

Item 4(c)(ii)  Shared power to vote or to direct the vote - 0

Item 4(c)(iii) Sole power to dispose or to direct the disposition of - 0

Item 4(c)(iv) Shared power to dispose or to direct the disposition of - 210,900 shares

Item 5         Ownership to Five Percent or Less of a Class:

               If this statement is being filed to report the fact that as of the date hereof, the reporting person has ceased to be the beneficial owner of more than 5% of the class of securities, check the following: /X/

Item 6         Ownership of More than Five Percent on Behalf of
               Another Person:
               Inapplicable

Item 7         Identification and Classification of the
               Subsidiary Which Acquired the Security Being
               Reported on By the Parent Holding Company:
               Inapplicable

Item 8         Identification and Classification of Members of the
Group:
               Inapplicable

Item 9         Notice of Dissolution of Group:
               Inapplicable

Item 10        Certification:
               By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

SIGNATURE      After reasonable inquiry and to the best of my
               knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:          February 5, 1997

Signature:
               /s/ Merryl Hoffman
Name/Title:    Merryl Hoffman, Vice President
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